UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                   Commission File Number ____________________

                          NOTIFICATION OF LATE FILING


(Check one): |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
             |_| Form 10-D |_| Form N-SAR

        For Period Ended: March 31, 2009
                          --------------

        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR

For the Transition Period Ended: _________________________


--------------------------------------------------------------------------------
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION


Digital Creative Development Corporation
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable


720 Fifth Ave 10th Floor
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

New York, NY 10019
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
|x| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period.

     The registrant's accounting staff was unable to complete the required financial information and deliver it to the registrant's independent public accountant for his review in time to complete the report prior to the filing deadline.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Vincent DeLorenzo CPA                201              424-2789
      --------------------------------------------------------------------------
                (Name)                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).     Yes  |x|   No |_|

      --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                       Yes |_|    No |x|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                    Digital Creative Development Corporation
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  05/06/2009                        By Vincent DeLorenzo
      ------------------------             ----------------------------------
                                           Chief Financial Officer


---------------------------------ATTENTION--------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.1001).
--------------------------------------------------------------------------------